Exhibit 4.10

Amendment No. 6
to the
The 401(k) Stock Purchase Plan for Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates
(Effective as of January 1, 2013)

Whereas, Cullen/Frost Bankers, Inc. (the “Company”) maintains “The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates,” as last amended and restated effective as of January 1, 2013 (“Plan”), for the benefit of its Eligible Employees and the Eligible Employees of any participating Affiliate; and
Whereas, pursuant to Plan section 11.1 the Company may amend the Plan from time to time with respect to all Employers participating under the Plan; and
Whereas, the Company desires to amend the Plan to eliminate future after-tax contributions, make certain changes related to hardship withdrawals and make certain other clarifying changes.
Now, Therefore, in accordance with the provisions of Plan section 11.1, the following actions are hereby taken and the Plan shall be amended, effective as of January 1, 2019, in the following respects:
1.    Plan section 3.1 is hereby amended to add the following sentence to the end thereof:
Notwithstanding the foregoing, in addition to the requirements set forth, an Eligible Employee must also attain age 21 in order to participate in the Plan with respect to Profit Sharing Contributions.
2.    Plan section 4.1 is hereby amended to add the following sentence to the end thereof:
Notwithstanding the foregoing or any provision of the Plan to the contrary, no After-Tax Contributions shall be made to the Plan with respect to Plan Years commencing on or after January 1, 2019.
3.    Plan section 4.6(c)(5) is hereby amended to provide as follows:
(5)    Prior to January 1, 2019, the Plan shall not accept a Rollover Contribution in an amount less than $200. Effective January 1, 2019, the foregoing restriction shall not apply.
4.    Plan section 4.12(a) is hereby amended to provide as follows:
(a)    Notwithstanding any provision of the Plan to the contrary, each Automatic Contribution Employee who is newly hired by the Employer on or after January 1, 2019 shall be enrolled as a Participant as soon as administratively practicable following the date which such Employee first becomes employed by the Employer and satisfies the requirements of section 3.1, or, if later, 30 days from the date notice under section 514 of ERISA is provided to the Employee.
5.    Plan section 6.8(c) is hereby amended to provide as follows:
(c)    Hardship Withdrawals. Prior to a Participant attaining age 59½, and after exhausting all withdrawals from his After-Tax Contributions and Rollover Contributions Accounts, if any, a Participant is entitled to receive a withdrawal from the Participant’s Before-Tax Contributions Account and Roth Elective Deferral Account including any earnings credited to the Participant’s Before-Tax Contributions Account and Roth Elective Deferral Account, respectively, and the Participant’s ESOP Account, provided, however, that the amount available for hardship withdrawal from his ESOP Account shall not exceed the difference between his vested interest in his Matching Contributions Account and the total previous withdrawals from his ESOP Account.
A distribution under the Plan is hereby deemed to be on account of an immediate and heavy financial need of a Participant if the distribution is for one of the following or any other item permitted under Treasury Regulations section 1.401(k)-1 (d)(3)(iii)(B):
(1)    Expenses for (or necessary to obtain) medical care for the Participant, the Participant’s Spouse or Beneficiary(ies), or any “dependents” as necessary for these persons to obtain medical care described in Code section 213(d), determined without regard to whether the expenses exceed 7.5 percent of adjusted gross income);
(2)    Costs directly related to the purchase, of a principal residence for the Participant (excluding mortgage payments);
(3)    Payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, children, Beneficiary(ies), or dependents (as defined in Code section 152, without regard to Code sections 152(d)(1), (d)(2), and (d)(1)(B));
(4)    Payments necessary to prevent the eviction of the Participant from the Participant’s principal residence or foreclosure on the mortgage on that residence;
(5)    Payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children, Beneficiary(ies), or dependents (as defined in Code section 152, without regard to Code section 152(d)(1)(B));
(6)    Expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10 percent of adjusted gross income); or
(7)    Any other event added to this list by the Commissioner of Internal Revenue.
A distribution to satisfy an immediate and heavy financial need shall not be made in excess of the amount of the immediate and heavy financial need of the Participant and the Participant must have obtained all distributions and withdrawals, other than hardship distributions, currently available under all plans maintained by the Employer. The amount of a Participant’s immediate and heavy financial need includes any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the financial hardship distribution.
6.    Plan section 6.9(j) is hereby amended to provide as follows:
(j)    Termination of Employment or Other Event. In the event that an eligible Member who is an Employee terminates employment as an Employee for any reason prior to his repayment of the total principal amount and accrued interest of a loan, repayment of such loan shall be accomplished by such form and method of repayment acceptable to the Committee. The Member shall have the right to pay the full amount of the outstanding balance of the loan at any time.
7.    Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.
* * * * * * * * *
In Witness Whereof, the Company has caused this instrument to be executed by its duly authorized officers effective as of the date provided herein.

Cullen/Frost Bankers, Inc.

Attest:		By:	/s/ Annette Alonzo

By:	/s/ Janet Lane	Its:	Group Executive Vice President

Its:	Executive V.P.	Date:	February 6, 2019

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